Exhibit 99.1
NEWS RELEASE

Contact:	Jason S. Kirsch, APR
Metro Bancorp Inc.
(717) 412-6200
jason.kirsch@mymetrobank.com

FOR IMMEDIATE RELEASE

Metro Bancorp and Republic First Bancorp Terminate Merger Agreement

HARRISBURG, Pa. (March 15, 2010) — Metro Bancorp Inc. (NASDAQ: METR) and Republic First Bancorp Inc. (NASDAQ: FRBK) today announced that their boards of directors have voted to terminate their merger agreement, dated November 7, 2008, because of uncertainties regarding regulatory approval of the application for the merger.

“Although we saw many benefits from the merger, we now intend to resume our focus on growing our earnings, organic growth and improved performance,” said Metro Bancorp Chairman, President and CEO Gary L. Nalbandian. “With our very strong capital base, Metro Bancorp intends to pursue de novo expansion in both our existing Central Pennsylvania footprint as well as Metro Philadelphia.”

About Metro Bank

Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, the bank’s services include seven-day banking, free checking, free instant-issue Visa debit card, free coin-counting machines, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; technological changes; and other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on these statements. The Company undertakes no obligation to publicly release or update any of these statements.